Exhibit 10.2
Execution Version
SUBORDINATED SECURED CONVERTIBLE NOTE
NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH SUCH SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.
Irvine Sensors Corporation
Subordinated Secured Convertible Note

Issuance Date: _____	Principal: U.S. $_____
FOR VALUE RECEIVED, IRVINE SENSORS CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to  _____  or its registered assigns (“Holder”) the amount set out above opposite the caption “the Principal” (as such amount may be increased or reduced from time to time pursuant to the terms hereof, whether through the payment of PIK Interest (as defined below) or through redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay Interest (as defined below) on the outstanding Principal at the rates, in the manner and at the times set forth herein. This Subordinated Secured Convertible Note (including all Subordinated Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Subordinated Secured Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Subordinated Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31. Capitalized terms used herein but not defined shall have the meaning given to such terms in the Securities Purchase Agreement.
(1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder in cash an amount equal to the outstanding Principal (if any) and accrued and unpaid Interest thereon. The “Maturity Date” shall be December 23, 2015.
(2) INTEREST. Simple interest (“Interest”) shall accrue on the outstanding Principal at the Interest Rate from and including the date set forth above opposite the caption “Issuance Date” (the “Issuance Date”) until the Principal is paid in full, shall be computed on the basis of a 365-day year and actual days elapsed and, subject to the right of the Holder to include accrued and unpaid Interest in the Conversion Amount (as defined below) in accordance with Section 3(b)(i) below, shall be payable in arrears for each Interest Period no later than the date that is ten (10) Business Days after the last day of the applicable Interest Period (each, an “Interest Payment Date”).

(a) Payment of Interest. Interest shall be payable on each Interest Payment Date to the record holder of this Note as of the last day of the applicable Interest Period, subject to Section 2(b), (i) in cash (“Cash Interest”) or (ii) prior to the Mandatory Conversion Eligibility Date, at the option of the Company, either (x) entirely as Cash Interest, (y) in the form of shares of Company Common Stock (“Interest Shares”) or (z) in a combination of Cash Interest and Interest Shares, provided that the Interest may be payable in Interest Shares pursuant to this clause (ii) if, and only if, the Company delivers written notice (each an “Interest Election Notice”) of such election to each holder of the Notes on or prior to the tenth (10th) Company Trading Day prior to the Interest Payment Date (each, an “Interest Election Date”). Each Interest Election Notice must specify the amount of Interest that shall be paid as Cash Interest or PIK Interest, if any, and the amount of Interest that shall be paid in Interest Shares. Interest to be paid on an Interest Payment Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Company Common Stock equal to the quotient of (a) the amount of Interest payable to the Holder on such Interest Payment Date less any Cash Interest or PIK Interest paid and (b) the Interest Conversion Price. If any Interest Shares are to be paid on an Interest Payment Date, then the Company shall issue and deliver within two (2) business days after the applicable Interest Payment Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Business Days prior to the applicable Interest Payment Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. The Company shall pay any and all taxes that may be payable by the Holder with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares. Notwithstanding the foregoing, unless the Required Holders otherwise agree in writing, the Company shall not be entitled to pay Interest in Interest Shares and shall instead, subject to Section 2(b), be required to pay all accrued and unpaid Interest in the form of Cash Interest on the applicable Interest Payment Date if, during the period commencing on the applicable Interest Election Date through the applicable Interest Payment Date the Equity Conditions have not been satisfied.
(b) Restrictions on Cash Interest Payments. Notwithstanding the foregoing, in the event that the Company would otherwise be required under this Section 2 to pay Interest in the form of Cash Interest but is not permitted to do so pursuant to Section 33 hereof, the Company shall instead pay such Interest through the addition of the amount of such Interest to the then outstanding Principal (any Interest paid in such manner, “PIK Interest”). Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes under this Note, and shall not be considered overdue.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $.01 per share (the “Company Common Stock”), on the terms and conditions set forth in this Section 3.
(a) Conversion Right. At any time or times on or after the later of (i) the Issuance Date and (ii) the Amendment to the Certificate of Incorporation, the Holder shall be entitled to convert any portion of the outstanding Principal and accrued and unpaid Interest thereon, in multiples of $10,000 (or, if less, any remaining Principal and accrued and unpaid Interest thereon), into fully paid and nonassessable shares of Company Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Company Common Stock upon any conversion. If the issuance would otherwise result in the issuance of a fraction of a share of Company Common Stock, the Company shall round such fraction of a share of Company Common Stock down to the nearest whole share and pay to the Holder such fractional share in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Company Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Company Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Company Common Stock issued upon conversion.
(b) Conversion Rate. The number of shares of Company Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).
(i)	“Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (B) accrued and unpaid Interest with respect to such portion of the Principal.
(ii)	“Conversion Price” means as of any Conversion Date (as defined below) or other date of determination during the period beginning on the Issuance Date and ending on and including the Maturity Date, the Fixed Conversion Price.
(iii)	“Fixed Conversion Price” means $0.07, subject to adjustment as provided herein.

(c) Mechanics of Conversion.
(i)	Optional Conversion. To convert any Conversion Amount into shares of Company Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Pacific Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the second (2st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3nd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Company Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the portion of the Conversion Amount constituting principal, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Company Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Company Common Stock on the Conversion Date to the extent permitted by applicable law.
(ii)	Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder for the number of shares of Company Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five (5) Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Company Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Company Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. At the Holder’s option in lieu of the foregoing, if within three (3) Company Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for the number of shares of Company Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Company Common Stock to deliver in satisfaction of a sale by the Holder of Company Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Company Common Stock Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request (which shall include written evidence of a Company Common Stock Buy-In) and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Company Common Stock so purchased (the “Company Common Stock Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Company Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Company Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Company Common Stock Buy-In Price over the product of (A) such number of shares of Company Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii)	Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal represented by this Note is being converted, together with all accrued and unpaid Interest thereon, or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the portion of Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.
(iv)	Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company shall convert from each holder of Notes electing to have a portion of its Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal portion submitted for conversion on such date by such holder relative to the aggregate principal portions of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Company Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Company Common Stock not in dispute and resolve such dispute in accordance with Section 26.
(4) [Reserved]
(5) EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT.
(a) Events of Default. Each of the following events (so long as it is continuing) shall constitute an “Event of Default”:
(i)	the Company’s (A) failure to cure a Conversion Failure with respect to any of the Notes by delivery of the required number of shares of Company Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Company Common Stock that is tendered for conversion in compliance with the provisions of the Notes and applicable securities laws;
(ii)	the Company’s failure to pay to any Holder any amount of Principal, premium (if any), Interest, or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments hereunder), any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which such Holder is a party, provided, that in the case of a failure to pay Interest when and as due, such failure shall constitute an Event of Default only if such failure continues for a period of at least five (5) Business Days;

(iii)	any event of default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 5.4 of the Securities Purchase Agreement) (other than the Notes) in an aggregate principal amount in excess of $500,000;
(iv)	the Company or any of its Subsidiaries (other than Optex Systems, Inc. (“Optex”)) pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
(v)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries (other than Optex) in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries (other than Optex) or (C) orders the liquidation of the Company or any of its Subsidiaries (other than Optex);
(vi)	other than a judgment in connection with the pending litigation between the Company and FirstMark for which summary judgment has been granted in favor of FirstMark, but only to the extent the judgment does not exceed $1,731,900, a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder Representative with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder Representative) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment or such later date as provided by the terms of such insurance policy;

(vii)	any representation or warranty made by the Company in any Transaction Document shall prove to be materially false or misleading as of the date made or deemed made;
(viii)	the Company shall breach any covenant or other term or condition of any Transaction Document and, in the case of a breach of a covenant or term or condition which is curable, such breach continues for a period of at least ten (10) consecutive Business Days;
(ix)	any material provision of any Transaction Document ceases to be of full force and effect other than by its terms, or the Company contests in writing (or supports any other person in contesting) the validity or enforceability of any provision of any Transaction Document;
(x)	the Security Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien, with the priority required by the Security Agreement, on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens and the Liens securing the Existing Secured Note; or
(xi)	any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.
(b) Redemption Right. Upon the occurrence and during the continuance of an Event of Default, but subject to Section 33, the Holder Representative may and, at the request of the Required Holders, shall, take either or both of the following actions: (i) declare all or any part of the outstanding Principal, accrued and unpaid Interest and any other amounts outstanding under this Note (the aggregate of such amounts, the “Outstanding Note Obligations”) and the Other Notes to be immediately due and payable, in each case together with the Event of Default Premium; provided, however, that if an Event of Default shall occur under either clause (iv) or clause (v) of Section 5(a), the outstanding Principal, accrued and unpaid Interest and any other amounts outstanding under the Notes shall automatically become immediately due and payable, and (ii) exercise of behalf of itself and the other Holders all rights and remedies available to it under the Security Agreement, the other Transaction Documents and applicable law. Notwithstanding the foregoing, to the extent that the Holder Representative declares the Notes to be immediately due and payable (or the Notes become due and payable following an Event of Default under clauses (iv) or (v) of Section 5(a)) and the (x) the sum of the Outstanding Note Obligations plus the Event of Default Premium (if any) (the sum of such amounts, the “Event of Default Redemption Price”) is less than (y) the product of (A) the Conversion Rate that would have been applicable to the Outstanding Note Obligations if the Holder’s Note had been submitted for conversion into shares of Company Common Stock on the date immediately preceding such Event of Default and (B) the Closing Sale Price of the Company Common Stock on the date immediately preceding such Event of Default (the product of such amounts, the “Alternative Event of Default Redemption Price”), the Company shall pay to the Holder in cash, in lieu of the Event of Default Redemption Price, the Alternative Event of Default Redemption Price. The Company shall pay the Event of Default Redemption Price or the Alternative Event of Default Redemption Price, as applicable, to the Holder within five (5) Business Days after the date that the Outstanding Note Obligations are declared due and payable, and upon full payment, the Notes shall be extinguished.

(6) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.
(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders (any such approval not to be unreasonably withheld or delayed) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder Representative confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Holder Redemption Right. No later than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). Subject to Section 33, at any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note in cash by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 6 shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Company Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 125% of the Conversion Amount being redeemed (the “Holder Change of Control Redemption Price”). Redemptions required by this Section 6(b) shall be made in accordance with the provisions of Section 14 and shall have priority to payments to common stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 6(b), until the Holder Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 6(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Company Common Stock pursuant to Section 3.
(7) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.
(a) [Reserved].
(b) Other Corporate Events. Subject to Section 6(a) hereof, in addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Company Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Company Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Company Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Company Common Stock had such shares of Company Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Company Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Company Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Company Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(8) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.
(a) Pro Rata Distributions. If the Company, at any time while this Note is outstanding, distributes to all holders of Company Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Shares covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case “Distributed Property”), then, unless taken into account pursuant to Section 8(b) below, upon any conversion of this Note that occurs after such record date, the Holder shall be entitled to receive, in addition to the shares of Company Common Stock otherwise issuable upon such conversion, the Distributed Property that the Holder would have been entitled to receive in respect of such number of shares of Company Common Stock immediately prior to such record date.
(b) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Company Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Company Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Company Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.
(c) Adjustment of Conversion Price upon Lower Price Issuance. If the Company at any time on or after the Subscription Date issues or agrees to issue additional shares of Company Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at an effective price per share or conversion or exercise price per share that is less than the Conversion Price in effect at such time, then the Conversion Price shall automatically be reduced to such other lower price. For purposes of the issuance and adjustment described in this section the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in the adjustments described above upon the sooner of the agreement to issue or actual issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Conversion Price in effect upon such issuance. This Section 8(c) shall not apply to Excluded Securities.

(9) [Reserved]
(10) [Reserved]
(11) COMPANY’S RIGHT OF MANDATORY CONVERSION.
(a) Mandatory Conversion. If at any time from and after the two year anniversary of the Initial Closing Date (the “Mandatory Conversion Eligibility Date”), (i) the Volume Weighted Average Price of the Company Common Stock for thirty (30) consecutive trading days equals or exceeds $0.25 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Initial Closing Date) following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”), and (ii) the Equity Conditions have been satisfied (or waived in writing by the Holder), during the period commencing on the Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert all, but not less than all, of the Conversion Amount then remaining under this Note as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Company Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 11(a), by delivering within not more than five (5) Company Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Company Trading Day selected for the Mandatory Conversion in accordance with Section 11(a), which Company Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 11(a) (and analogous provisions under the Other Notes) and (iii) the number of shares of Company Common Stock to be issued to such Holder on the Mandatory Conversion Date.
(b) Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 11(a), then it must simultaneously take the same action with respect to the Other Notes. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(12) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.
(13) RESERVATION OF AUTHORIZED SHARES.
(a) Reservation. Immediately following Amendment to the Certificate of Incorporation, the Company shall reserve out of its authorized and unissued Company Common Stock a number of shares of Company Common Stock for each of the Notes equal to 100% of the number of shares of Company Common Stock as shall be necessary to effect the conversion of all of the Notes then outstanding as of the Issuance Date at the Conversion Price and any other shares issuable under the Transaction Documents (the “Required Reserve Amount”). Thereafter, so long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Company Common Stock, solely for the purpose of effecting the conversion of the Notes, 100% of the number of shares of Company Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding at the Minimum Price. The initial number of shares of Company Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Initial Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Company Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.
(14) HOLDER’S REDEMPTIONS.
(a) Mechanics. Subject to Section 33, if the Holder has submitted a Holder Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the Holder Change of Control Redemption Price to the Holder, concurrently with the consummation of such Change of Control if such notice is received by the Company at least five (5) Business Days prior to the consummation of such Change of Control and within seven (7) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder (after such original Note has been delivered to the Company) a new Note (in accordance with Section 21(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Holder Change of Control Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Holder Change of Control Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the Holder Change of Control Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Holder Change of Control Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 21(d)) to the Holder representing such Conversion Amount.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 6(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder Representative by facsimile a copy of such notice. If the Company receives a Holder Change of Control Redemption Notice and one or more Other Redemption Notices during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder Change of Control Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder Change of Control Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Holder Change of Control Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amounts of the Notes submitted for redemption pursuant to such Holder Change of Control Redemption Notice and pursuant to such Other Redemption Notices received by the Company during such seven Business Day period.
(15) [Reserved]
(16) RIGHTS. Except as otherwise provided for herein, the Holder shall have no rights as a stockholder of the Company as a result of being a holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.
(17) COVENANTS.
(a) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries (as defined in the Securities Purchase Agreement) to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) Permitted Indebtedness and (iii) the Existing Secured Note.
(b) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other similar encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively “Liens”) other than (i) existing Liens securing the Existing Secured Note and (ii) Permitted Liens.

(c) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness described in clause (A) of the definition of “Permitted Indebtedness”, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.
(18) [Reserved]
(19) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders (or the Holder Representative acting at the direction of the Required Holders) shall be required for any amendment or waiver to this Note or the Other Notes or to the Security Agreement (including to release all or substantially all of the Collateral, in any transaction or series of related transactions); provided that no such amendment or waiver shall:
(a) postpone (i) the Maturity Date or (ii) any Interest Payment Date, in each case without the consent of the Holder (it being understood that the Required Holders may waive any increase in the Interest Rate that would otherwise take effect during the continuance of an Event of Default);
(b) reduce the Principal of, or the Interest Rate or any premiums specified herein on, the Note, or any other amounts payable hereunder or under any other Note Document to the Holder, without the consent of the Holder; provided, however, that only the consent of the Required Holders shall be necessary to alter the amount by which the Interest Rate may be increased during the continuance of an Event of Default or to waive any of the obligation of the Company to pay such increased rate during the continuance of an Event of Default); or
(c) change any provision of this Section 19, the definition of “Required Holders” or any other provision hereof specifying the number or percentage of holders of Notes required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder, without the consent of the Holder and of each of the holders of the Other Notes, in each case to the extent adversely affected thereby;
and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Holder Representative in addition to the holders of Notes required above, affect the rights or duties of the Holder Representative under this Note or any other Transaction Document.
(20) HOLDER REPRESENTATIVE
(a) Appointment of Holder Representative, etc. By acceptance of this Note, the Holder hereby appoints [_____]1 to serve as Holder Representative. The Holder further agrees that the Holder Representative may be removed at any time by a vote of the Required Holders, and that if the Holder Representative is so removed, or if it at any time resigns or declines to serve as Holder Representative, the successor Holder Representative shall be the holder of the Notes that at any given time holds Notes in an aggregate

[1]	To be Costa Brava Partnership III L.P. as of the Initial Closing Date, and on any subsequent Issuance Date the person appointed pursuant to the terms of Section 20(a).

principal amount that is greater than the aggregate principal amount of the Notes held by any other holder of the Notes; provided, that at any time after the Mandatory Conversion Eligibility Date, the Required Holders may instead designate as the Holder Representative another Person of their choosing. The Holder hereby (a) irrevocably authorizes the Holder Representative to (i) enter into the Security Agreement and (ii) at its discretion, to take or refrain from taking such actions as Holder Representative and to exercise or refrain from exercising such powers under the Transaction Documents as are delegated by the terms hereof or thereof, as applicable, together with all powers reasonably related thereto and (b) agrees and consents to all of the provisions of the Security Agreement.
(b) Concerning the Holder Representative.
(i)	Standard of Conduct. The Holder Representative and its officers, directors, employees and agents shall be under no liability to the Holder or to any of its successors or assigns for any action or failure to act taken or suffered in its capacity as Holder Representative in the absence of gross negligence and willful misconduct, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in the absence of gross negligence and willful misconduct.
(ii)	No Implied Duties. The Holder Representative shall have no duties or responsibilities except as set forth in the Note and the other Transaction Documents, nor shall it have any fiduciary relationship with the Holder, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into the Transaction Documents or otherwise exist against the Holder Representative.
(iii)	Validity. The Holder Representative shall not be responsible to the Holder or to any of its successors or assigns (a) for the legality, validity, enforceability or effectiveness of any of the Transaction Documents, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with any of the Transaction Document, (c) for the existence or value of any assets included in the Collateral, (d) for the effectiveness of any Lien purported to be created by the Security Agreement, or (e) unless the Holder Representative shall have failed to comply with sub-paragraph (i) above, for the perfection of the security interests created by the Security Agreement.
(c) Compliance. The Holder Representative shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Note.
(d) Employment of Agents and Counsel. The Holder Representative may execute any of its duties as Holder Representative under this Note by or through employees, agents and attorneys-in-fact and shall not be responsible to any of the parties hereto for the default or misconduct of any such agents or attorneys-in-fact selected by the Holder Representative acting in the absence of gross negligence and willful misconduct. The Holder Representative shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

(e) Reliance on Documents and Counsel. The Holder Representative shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Holder Representative to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Holder Representative.
(f) Holder Representative’s Reimbursement. The Company agrees to indemnify the Holder Representative for any losses arising from its appointment as Holder Representative or from the performance of its duties hereunder and to reimburse the Holder Representative for any reasonable expenses; provided, however, that the Holder Representative shall not be indemnified or reimbursed for liabilities or expenses to the extent resulting from its own gross negligence, bad faith or willful misconduct. In addition, if at any time the Holder Representative is a Person that is not a holder of one or more Notes, such Person shall be entitled to a fee for acting in the capacity of Holder Representative, in an amount to be agreed between the Holder Representative and the Required Holders.
(21) REISSUANCE OF THIS NOTE.
(a) Transfer. If this Note is to be transferred in compliance with Section 7 of the Securities Purchase Agreement, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 21(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 21(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.
(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal.
(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 21(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 21(a) or Section 21(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest of this Note from the Issuance Date.
(22) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.
(a) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and, subject to Section 22(b) and Section 33 below, nothing herein shall limit the Holder’s right to pursue monetary damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
(b) Notwithstanding the foregoing, but subject to Section 22(c), the Holder may not pursue any remedy with respect to this Note unless:
(i)	the Holder has previously given the Holder Representative written notice that an Event of Default is continuing;
(ii)	holders of at least 25% in aggregate principal amount of the total outstanding Notes have requested the Holder Representative to pursue the remedy;
(iii)	such holders of the Notes have offered the Holder Representative security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)	the Holder Representative has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(v)	the Required Holders have not given the Holder Representative a direction inconsistent with such request within such 60-day period.
(c) Notwithstanding the foregoing, but subject to Section 33, the right of the Holder to receive payment of Principal, premium, if any, and Interest on the Note, on or after the respective due dates set forth herein (including in connection with a Change of Control), or convert any portion of the Note into shares of Company Common Stock on the terms and conditions set forth herein, or to bring suit for the enforcement of any such right to payment or conversion, shall not be impaired or affected without the consent of the Holder.
(23) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.
(24) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.
(25) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
(26) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Volume Weighted Average Price, the Weighted Average Price, the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or the Holder Change of Control Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder Representative. If the Holder Representative and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder Representative, then the Company and the Holder Representative shall, within one (1) Business Day thereafter submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price, the Volume Weighted Average Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder Representative or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder Representative of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. To the extent of a good faith dispute by the Company, any related penalty payments due hereunder shall not be made unless and until such dispute is resolved against the Company.

(27) NOTICES; PAYMENTS.
(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 13.2 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i)within one (1) Business Day upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Company Common Stock, (B) with respect to any pro rata subscription offer to holders of Company Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.
(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.
(c) Withholding Taxes. All payments made by the Company hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes imposed on the recipient). If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay to the recipient such additional amount as may be necessary to ensure that the net amount actually received by the recipient free and clear of such taxes (including taxes on such additional amount) is equal to the amount that the recipient would have received had such withholding not been made. If the recipient is required to pay any such taxes, penalties or interest, the Company shall reimburse the recipient for that payment on demand. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts or other evidence of payment to the recipient on whose account such withholding was made on or before the thirtieth day after payment. The Holder agrees to provide, promptly following the Company’s request therefore, such forms or certifications as it is legally able to provide to establish an exemption from, or a reduction in, any withholding taxes that might otherwise apply.

(28) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
(29) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.
(30) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.
(31) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
(a) “Approved Stock Plan” means any employee benefit plan, contract or arrangement which has been approved by the Company Board of Directors, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.
(b) “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
(c) “Bloomberg” means Bloomberg Financial Markets.
(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(e) “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(f) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) a Fundamental Transaction with any Holder, any Affiliate of any Holder or any person otherwise related to or associated with a Holder, or (C) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.
(g) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security, as reported by Bloomberg (whether or not such security is trading on an Eligible Market at such time), or, if the market on which the security is trading begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the market on which the security is trading is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder Representative. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
(h) “Collateral” has the meaning given to such term in the Security Agreement.
(i) “Company Board of Directors” means the board of directors of the Company or any authorized committee of the board of directors.
(j) “Company Trading Day” means any day on which the Company Common Stock is traded on the principal securities exchange or securities market on which the Company Common Stock is then traded; provided that “Company Trading Day” shall not include any day on which the Company Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Company Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(k) “Convertible Securities” means with respect to any issuer, any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for such issuer’s common stock.
(l) “Distribution” means (i) any payment or distribution made by the Company on account of the Note, whether in the form of cash, securities or other property, by setoff or otherwise, or (ii) any redemption, purchase or other acquisition by the Company of all or a portion of the Note, in each of cases (i) and (ii), other than any payment, distribution, redemption, purchase or other acquisition made (x) through the conversion or exchange of all or a portion of the Note into or for (I) equity securities of the Company (including pursuant to the terms hereof) or (II) debt securities of the Company that (A) are subordinated in right of payment to the Existing Secured Note to at least the same extent as the Notes are subordinated to the Existing Secured Note, (B) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Existing Secured Note has at least the same benefit of the obligation of such Person and the obligation of such Person to the Holder is subordinated to the obligations of such Person to the Existing Secured Note Holder to at least the same extent that this Note is subordinated to the Existing Secured Note and (C) is either unsecured or secured by liens that are subordinated to the liens securing the Existing Secured Note, (y) at any time that no “Default” (as defined in the Existing Secured Note) has occurred and is continuing under Section 6(a) or 6(c) of the Existing Secured Note or (z) through the accrual and addition to principal of capitalized interest in the amounts and at the times specified in this Note.
(m) “Eligible Market” means a national security exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934.
(n) “Equity Conditions” means each of the following conditions: (i) during the period beginning fifteen (15) Company Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Company shall have delivered Conversion Shares upon conversion of the Notes on a timely basis as set forth in Section 3(c)(i) hereof (and analogous provisions under the Other Notes); (ii) on each day during the Equity Conditions Measuring Period, any applicable shares of Company Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the applicable Eligible Market, if applicable; (iii) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default; (v) during the period commencing on the Interest Election Date or the Mandatory Conversion Notice Date, as applicable, and ending on the Interest Payment Date or the Mandatory Conversion Date, as applicable, an event that with the passage of time or giving of notice would constitute an Event of Default; (vi) during the Equity Conditions Measuring Period, the Company shall have no knowledge of any fact that would cause any shares of Company Common Stock issuable upon conversion of the Notes not to be eligible for resale without restriction pursuant to Rule 144 and any applicable state securities laws; (vii) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document to the extent that such breach would have a Material Adverse Effect (as defined in Section 10 of the Securities Purchase Agreement); (viii) prior to the Mandatory Conversion Eligibility Date the Company Common Stock shall be relisted on an Eligible Market; (ix) prior to the Mandatory Conversion Eligibility Date the Company shall have timely filed each of its required reports under the Securities Exchange Act of 1934, as amended; and (x) prior to the Mandatory Conversion Eligibility Date any shares required for the Mandatory Conversion have been duly authorized and shall be upon issuance fully-paid and validly issued.

(o) “Event of Default Premium” means 25% of the Outstanding Note Obligations.
(p) “Existing Secured Debt” means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to the Existing Secured Note Holder under the Existing Secured Note, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.
(q) “Existing Secured Note” means the Secured Promissory Note, dated April 14, 2010, issued by the Company to Timothy Looney, as in effect as of the date hereof.
(r) “Existing Secured Note Holder” means Timothy Looney or any of his successors or assigns as the Payee of the Existing Secured Note (as such term is defined therein).
(s) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Company Common Stock (not including any shares of Company Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Company Common Stock. A Fundamental Transaction shall not include any transaction with any Holder, any Affiliate of any Holder, or any Person otherwise related to or associated with a Holder.

(t) “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.
(u) “Holder Representative” means, as of the Initial Closing Date, Costa Brava Partnership III L.P. and at any time thereafter, the Person most recently appointed to act as Holder Representative pursuant to Section 20(a).
(v) “Indebtedness” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
(w) “Initial Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.
(x) “Interest Conversion Price” means, with respect to any Interest Payment Date, the price computed as the Weighted Average Price of the Company Common Stock on each of the twenty (20) consecutive Company Trading Days ending on the second (2nd) Company Trading Day immediately preceding such Interest Payment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.
(y) “Interest Period” means, initially, the period beginning on and including the Issuance Date and ending on and including March 31, 2011 and each successive period for each year until the Maturity Date as follows: the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; the period beginning on and including October 1 and ending on and including December 31; the period beginning on and including January 1 and ending on and including March 31.

(z) “Interest Rate” means twelve percent (12.0%) per annum; provided that upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty percent (20.0%) per annum. In the event that such Event of Default is subsequently cured or waived, the Interest Rate shall be reduced to twelve percent (12.0%) per annum as of the date of such cure or waiver, it being understood, however, that unless the Required Holders otherwise agree in writing, such reduction shall not apply retroactively to the period when such Event of Default was continuing.
(aa) “Issuance Date” has the meaning set forth in Section 2 hereof.
(bb) “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
(cc) “Options” means with respect to any issuer, any rights, warrants or options to subscribe for or purchase such issuer’s common stock or such issuer’s Convertible Securities.
(dd) “Outstanding Note Obligations” shall have the meaning given to such term in Section 5(b).
(ee) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(ff) “Permitted Indebtedness” means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder Representative and approved by the Holder Representative in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of six percent (6%) per annum, (B) Indebtedness secured by Permitted Liens, (C) Indebtedness to trade creditors or for professional services incurred in the ordinary course of business, (D) any Bridge Notes, (E) Indebtedness owing to or held by Summit Financial Resources, L.P. incurred by the Company (but in the case of any such obligations in respect of principal, limited to Indebtedness incurred prior to the Initial Closing Date) to factor or finance its accounts receivable and (F) extensions, refinancings and renewals of any items of Permitted Indebtedness described in clauses (A) through (D) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(gg) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5(a)(vi).
(hh) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(ii) “Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
(jj) “Redemption Price” means any of an Event of Default Redemption Price, Alternative Event of Default Redemption Price or Holder Change of Control Redemption Price.
(kk) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to among other things, the registration of the resale of Company Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

(ll) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.
(mm) “SEC” means the United States Securities and Exchange Commission.
(nn) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.
(oo) “Subscription Date” means December 23, 2010.
(pp) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.
(qq) “Transaction Documents” has the meaning ascribed to such term in the Securities Purchase Agreement.
(rr) “Volume Weighted Average Price” for a period of days means the quotient of (i) the sum of (a) the Weighted Average Price for a particular day multiplied by the trading volume for such day, plus (b) the same calculation for each successive day in the period, divided by (ii) the sum of the trading volume for the entire period.
(ss) “Warrants” shall mean those warrants listed on Schedule 5.1(c) of the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.
(tt) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder Representative. If the Company and the Holder Representative are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(32) SECURITY. The Notes shall be secured by and to the extent provided in the Security Agreement.
(33) SUBORDINATION. It is a requirement of the Existing Secured Note that any secured Indebtedness of the Company, including this Note, be subordinated in right of payment to the Existing Secured Note. Accordingly, each of the Company and, by acceptance of this Note, the Holder and each of its successors and assigns hereby covenants and agrees that for so long (but only for so long) as the Outstanding Note Obligations are secured by any of the assets of the Company, the following provisions of this Section 33 shall apply:
(a) Subordination of Note to Existing Secured Debt. Notwithstanding anything to the contrary set forth herein or in any of the Transaction Documents, this Note shall be subordinated in right and time of payment, to the extent and in the manner set forth in this Section 33, to the prior indefeasible payment in full in cash of the Existing Secured Debt.
(b) Payment Restrictions. The Company hereby agrees that it may not make, and the Holder hereby agrees that it will not accept, any Distribution with respect to this Note until the earlier of (a) the date that is one (1) day following the date the Existing Secured Debt is indefeasibly paid in full in cash and (b) in the event that the Existing Secured Note Holder has acknowledged in writing that the Existing Secured Debt has been indefeasibly paid in full in cash, the date of such payment and acknowledgment in writing.
(34) Registered Obligation. The Company shall establish and maintain a record of ownership (the “Register”) in which it will register by book entry the interest of the initial Holder and of each subsequent assignee in this Note, and in the right to receive any payments of principal and interest or any other payments hereunder, and any assignment of any such interest. Notwithstanding anything herein to the contrary, this Note is intended to be treated as a registered obligation for federal income tax purposes and the right, title, and interest of the Holder and its assignees in and to payments under this Note shall be transferable only upon notation of such transfer in the Register. This Section shall be construed so that the Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

IRVINE SENSORS CORPORATION
By:	/s/ John C. Carson
	Name:	John C. Carson
	Title:	President & CEO

Note

EXHIBIT I
IRVINE SENSORS CORPORATION
CONVERSION NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE
INTO COMMON STOCK
Reference is made to the Subordinated Secured Convertible Note (the “Note”) issued to the undersigned by Irvine Sensors Corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Company Common Stock, par value $.01 per share (the “Company Common Stock”), of the Company as of the date specified below. The undersigned hereby makes the representations and warranties set forth in Section 4 of the Securities Purchase Agreement.

Date of Conversion:

Aggregate Conversion Amount to be converted:
Please confirm the following information:

Conversion Price:

Number of shares of Company Common Stock to be issued:
Please issue the Company Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT
The Company hereby acknowledges this Conversion Notice and hereby directs _____, the Company’s transfer agent (the “Transfer Agent”), to issue the above indicated number of shares of Company Common Stock in accordance with the Transfer Agent Instructions dated _____ __, 20_____ from the Company and acknowledged and agreed to by Transfer Agent.

IRVINE SENSORS CORPORATION
By:
Name:
Title: